Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

EvoAir Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001 per share(1)	457(o)	4,312,500	$5	$21,562,500	0.00015310	$3,301.22
	Equity	Ordinary Shares, par value $0.001 per share(2)	Rule 457(c)	1,343,745	$5	$6,718,725	0.00015310	$1,028.64
	Equity	Underwriters Warrants(3)(5)	457(g)	-	-	-	-	-
	Equity	Ordinary shares underlying underwriter’s warrants(3)	457(o)	243,656.25	$6.25	$1,522,851.56	0.00015310	$233.15

						$29,804,076.60		$4563.01
Fees Previously Paid	Equity	Ordinary Shares, par value $0.001 per share(1)	457(o)	2,300,000	$5	$11,500,000	0.0001530	$1,759.50
	Equity	Ordinary Shares, par value $0.001 per share(2)	Rule 457(c)	1,000,000	$5	5,000,000	0.0001530	$765.00
	Equity	Underwriters Warrants(3)(5)	457(g)	-	-	-	-	-
	Equity	Ordinary shares underlying underwriter’s warrants(3)	457(o)	129,950	$6.25	$812,187.50	0.0001530	$124.26
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$4563.01
	Total Fees Previously Paid							$2,648.76
	Total Fee Offsets
	Net Fee Due							$1,914.25

(1)	The registration fee for securities is based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)

This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 1,343,745 shares of common stock previously issued to the selling stockholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the maximum proposed offerings price of the Registrant’s common stock being offered under this prospectus at $5 per share.

(3)	We have also agreed to issue to the Representative and its affiliates or employees warrants to purchase a number of common stock equal to 5.65% of the total number of shares of common stock sold in this offering, including any shares issued upon exercise of the underwriters’ over-allotment option. The Representative’s Warrants will have an exercise price per share equal to 125% of the public offering price per share in this offering.
(4)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.